UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 28, 2011

Emergent BioSolutions Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (301) 795-1800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On April 28, 2011, Emergent BioDefense Operations Lansing LLC, a wholly-owned subsidiary of Emergent BioSolutions Inc. (“Registrant”), entered into a modification to its current procurement contract with the Centers for Disease Control and Prevention (“CDC”) to supply an additional 3.42 million doses of BioThrax® (Anthrax Vaccine Adsorbed).  The modification is valued at up to approximately $101 million for delivery and shipping of additional doses of BioThrax, which will commence immediately following early completion of final delivery of the original 14.5 million doses of BioThrax under the contract prior to this modification.

The modification also provides CDC with the option, at any time during the period of performance of the modification, to increase the quantity of doses scheduled to be provided at the unit pricing specified for the additional 3.42 million doses.  In such event, all other terms of the modification would remain in effect for such additional deliveries, with delivery of any added doses to continue at the same rate called for under the modification.

Item 8.01                      Other Events.

The information set forth in the press release issued by the Registrant, dated May 2, 2011, and attached hereto as Exhibit 99.1 is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

99.1	Press release dated May 2, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2011	EMERGENT BIOSOLUTIONS INC.
	By:	/s/R. Don Elsey R. Don Elsey Chief Financial Officer